Exhibit 10.14

NON-EMPLOYEE DIRECTOR COMPENSATION
JANUARY 2019
The following is a description of non-employee director (“Director”) compensation for Fulton Financial Corporation (the “Company”), effective as of January 1, 2019.
The company pays cash fees to each Director on a quarterly basis as follows:

•	$70,000 annual cash retainer for all Directors.

•	$30,000 additional annual cash retainer for the Lead Director.

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$12,500 additional annual cash retainer for the Chair of all standing committees (Audit, Executive, Human Resources, Nominating and Corporate Governance, and Risk), except that if the Lead Director is also serving as chair of the Executive Committee, no cash retainer shall be paid for service as Chair of the Executive Committee.

•	No additional fees will be paid to a Director for attending a Board meeting or a standing committee meeting.

•	Cash fees currently paid to Directors serving on the Special Joint Board Compliance Committee (“SJBCC”) will continue to be paid to SJBCC members as follows:
•$1,000 per meeting attended by a SJBCC member.
•$12,500 annual cash fee retainer for the SJBCC Chair.
Each Director is granted an annual equity-based retainer award as follows:

•	All equity-based awards are made under the Company’s 2011 Directors’ Equity Participation Plan, as amended (the “Plan”)

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Directors elected at the Company’s annual meeting of shareholders shall be granted, as of the first of the month immediately following the meeting, under the Plan, an award of Director Restricted Stock Units (“DSU”) having an award value of $60,000, or such other value as determined by the Board.

A Director who joins the Board effective as of any other date shall be granted, as of such other date, a DSU award based on the award value of the most recent annual grant prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of shareholders.

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The number of shares of common stock underlying a DSU award shall be determined by dividing the award value by the closing price of Company common stock on the principal stock exchange on the date of grant (rounded up to the nearest whole share).

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Each equity-based grant will vest and be paid based on twelve months of service or in accordance with such other vesting schedule as determined by the Board, unless a Director has properly elected to defer payment and receipt of the common stock shares underlying such DSU award until they retire from the Company’s Board.

Directors are also entitled to reimbursement of costs and expenses incurred in connection with attending Company meetings and educational conferences.
Directors receive a Company paid $50,000.00 term life insurance policy, with the benefit payable upon death.